Exhibit 99.1

ntl Incorporated Announces Simon Duffy’s Resignation

London, England, January 15, 2007 – ntl Incorporated (NASDAQ:NTLI) announced today that Simon Duffy, in his capacity as Executive Vice Chairman, has resigned as an officer of the company and as a member of its board of directors.

The board has 10 members following his resignation.

Jim Mooney, Chairman of ntl, said, “On behalf of ntl, I want to thank Simon for his service and dedication to our company.  Since joining ntl in April 2003 Simon has made an enormous contribution as our CEO and board member.  He saw ntl through our successful refinancing, our subsequent merger with Telewest and was instrumental in driving the acquisition of Virgin Mobile.  He has helped create a company which is well positioned to take advantage of the huge opportunities the digital age presents”.

Ends

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About ntl Incorporated

On 3 March 2006 ntl Incorporated completed a merger with Telewest Global, Inc. creating the UK’s largest provider of residential broadband and the UK’s leading provider of triple play entertainment and communications services.  The company operates under the name of ntl Incorporated. ntl offers a wide range of communications and entertainment services to more than 5 million residential customers.  ntl’s networks can service more than 12 million homes - 50% of UK households - and 85% of UK businesses.  Further information about ntl and its products can be found at http://www.ntl.com/mediacentre/ntltelewest/